EXHIBIT 99.01

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NEURALSTEM RECEIVES FDA APPROVAL TO COMMENCE PHASE II STEM CELL TRIAL IN AMYTROPHIC LATERAL SCLEROSIS

Trial Expands to Two Centers; Approval Includes Significant Increase in Dosing

ROCKVILLE, MD, April 17, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that it has received approval from the Food and Drug Administration (FDA) to commence a Phase II trial using NSI-566 spinal cord-derived human neural stem cells in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). This Phase II dose escalation and safety trial will expand to two centers, Emory University Hospital in Atlanta, Georgia, where Phase I was recently completed, and ALS Clinic at the University of Michigan Health System, in Ann Arbor, Michigan, subject to approval by the Institutional Review Board at each institution. The trial is designed to treat up to 15 patients, in five different dosing cohorts. All of the patients will be ambulatory and reside within close geographic proximity to the research center where they will participate. The first 12 patients will receive injections in the cervical region of the spinal cord only, where the stem cells could help preserve breathing function. The final three patients will receive both cervical and lumbar injections.

“The aim of this Phase II trial is to obtain the maximum tolerated dose using the same route of administration as in Phase I, which was through direct injections into the gray matter of the spinal cord,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. “As a result of the excellent safety and tolerability demonstrated in Phase I, we will be able to proceed more aggressively in Phase II. In Phase I, we started with just five injection sites per patient, and advanced to a maximum of 15 injections of 100,000 cells each. In Phase II, we will advance up to a maximum of 40 injections, and 400,000 cells per injection based on safety.

“Finally, we will be adding another center, the University of Michigan, where the trial will be under the direction of study principal investigator, Dr. Eva Feldman, and site investigator, Dr. Parag Patil,” Dr. Johe concluded. “We are also delighted to continue the trial where it originated, at Emory, under the direction of site principal investigator, Dr. Jonathan Glass. We want to thank the patients and their families who have so bravely taken part in the trial so far and continue to support our efforts.”

“We are delighted to bring this trial to Michigan, where the research for this clinical trial originated,” said Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System. “In Phase I, we demonstrated that the therapy appeared to interrupt progression of the disease in one subgroup of patients over a long period of time. We are eager to advance this trial to the next phase, using considerably more cells to assess the impact and safety.” Dr. Feldman is an unpaid consultant to Neuralstem.

“Emory is proud to have conducted the pioneering Phase I trial where we successfully completed 18 transplants in 15 patients, and saw that the cells and the surgical technique were well-tolerated, and that the cells survived, long-term,” said Jonathan Glass, MD, Director of the Emory ALS Center. “These are critical elements required for any cell therapy to help this patient population. We are looking forward to progressing the dosage to the maximum safe tolerated dose, where we could also hope to see meaningful effects for the patients.”

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, in February 2013, and has received FDA approval to begin Phase II. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012.

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